Exhibit 99.1 260 East Grand Avenue South San Francisco, CA 94080

Contact:

Jeffrey H. Cooper

Chief Financial Officer

KaloBios Pharmaceuticals, Inc.

(650) 243-3100

Media Contact:

Joan E. Kureczka

Kureczka/Martin Associates

Tel: (415) 821-2413

Mobile: (415) 690-0210

Joan@Kureczka-Martin.com

KaloBios Pharmaceuticals Announces

Pricing of Initial Public Offering

South San Francisco, CA (January 31, 2013): KaloBios Pharmaceuticals, Inc. (NASDAQ:KBIO) today announced the pricing of its previously announced initial public offering of 8,750,000 shares of common stock at a price to the public of $8.00 per share, less underwriting discounts and commissions.

KaloBios has granted the underwriters a 30-day option to purchase up to 1,312,500 additional shares of common stock at the same price to cover over-allotments, if any. KaloBios’ common stock will trade on the NASDAQ Global Market under the symbol “KBIO.”

Leerink Swann LLC is serving as sole book-running manager for the offering. William Blair & Company, L.L.C. is serving as the lead manager and Needham & Company LLC is serving as co-manager.

A registration statement relating to these securities has been declared effective by the SEC. The offering will be made only by means of a prospectus. A copy of the final prospectus relating to these securities will be filed with the SEC and may be obtained, when available, by contacting Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by calling (800) 808-7525.

KaloBios Pharmaceuticals Announces Pricing of Initial Public Offering

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KaloBios Pharmaceuticals

KaloBios Pharmaceuticals, Inc. is a biopharmaceutical company developing a portfolio of proprietary, patient-targeted, first-in-class monoclonal antibodies (mAbs) designed to significantly improve the lives of seriously ill patients with difficult-to-treat diseases.

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